Exhibit 10.1

Asset Sale Agreement

Between

ETS Payphones, Inc.,

as the Seller

and

Empire Payphones, Inc.

as the Buyer

Entered into and effective November 1, 2005

TABLE OF CONTENTS

Section 1 Index of Definitions	Page 6

Section 2 Purchase and Sale of Assets	7

2.1 2.2 2.3 2.4 2.5 2.6 2.7	Purchase and Sale Delivery of Assets Excluded Assets Assumed Liabilities Excluded Liabilities Authorizations Further Assurances	7 9 9 9 10 10 11

Section 3 Purchase Price	11

3.1 3.2 3.3 3.4 3.5	Purchase Price Payment Procedure Buyer Security Interest Prorations Pay-over Obligation and Resolution	11 13 14 15 15

Section 4 Representations and Warranties of the Buyer	15

4.1 4.2 4.3 4.4 4.5 4.6	Authorization and Enforceability Compliance Consents Brokers Legal Proceedings Financial Ability	15 15 16 16 16 16

Section 5 Representations and Warranties of the Seller	16

5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10	Authorization and Enforcement No Violations; Permits and Compliance with Applicable Law Financial Information Litigation Defaults Equipment Title to Sale Assets Taxes Full Disclosure No Brokers	16 17 17 18 18 19 19 19 20 20

Section 6 Pre-Closing Covenants	20

6.1 6.2 6.3 6.4	Access to Sale Assets Preservation of Sale Assets Shareholder Meeting No Shopping; Competing Proposal	20 20 21 21

Section 7 Conditions to Obligations of the Buyer	23

7.1 7.2 7.3 7.4 7.5	Representations, Warranties and Covenants No Governmental Proceeding or Litigation No Injunction Approvals Shareholder Approval	23 23 23 23 23

Section 8 Conditions to Obligations of the Seller	24

8.1 8.2 8.3 8.4	Representations, Warranties and Covenants No Governmental Proceeding or Litigation No Injunction Shareholder Approval	24 24 24 24

Section 9 Termination	24

9.1 9.2	Right of Parties to Terminate Effect of Termination	24 25

Section 10 Closing	25

10.1 10.2 10.3 10.4	Time and Place of Closing Purchase Price Deposit Obligations of the Seller at Closing Obligations of Buyer at Closing	25 26 26 26

Section 11 Indemnification	27

11.1 11.2 11.3 11.4	Indemnity by Seller Indemnity by Buyer Third Party Claims Limitation on Indemnification	27 27 28 29

Section 12 Release	29

12.1	Mutual Release	29

Section 13 Survival	29

13.1	Survival	29

Section 14 Other Provisions	29

14.1 14.2 14.3 14.4 14.5 14.6 14.7 14.8 14.9 14.10	Further Assurances Entire Agreement Amendment, Waiver Governing Law Notices Interpretation Counterparts Extension; Waiver Severability Benefit and Assignment	29 30 30 30 30 31 31 31 31 32

SCHEDULES

Schedule 2.1.1 Schedule 2.1.2 Schedule 2.1.3 Schedule 2.1.5 Schedule 2.1.9 Schedule 3.2(b) Schedule 3.3 Schedule 5.3 Schedule 5.4 Schedule 5.5	Phone Equipment Assigned Contracts Miscellaneous Equipment Service Agreements ANIs Escrow Agreement Security Agreement NOI Report Pending Litigation Material Contracts

Asset Sale Agreement

          This Asset Sale Agreement (this "Agreement") is entered into and effective on November 1, 2005 (the "Commencement Date") between ETS Payphones, Inc., a Delaware corporation, ("ETS" or "Seller") and Empire Payphones, Inc., a New York corporation ("Empire" or "Buyer").

W I T N E S S E T H:

        WHEREAS, ETS successfully emerged as a reorganized debtor under a confirmed plan of reorganization ("Plan of Reorganization") in a Chapter 11 Case (the "Reorganization Case") (No. 00-03570) then pending in the United States Bankruptcy Court for the District of Delaware and, as such, Seller continues to engage in the business of owning, licensing, installing, operating and servicing public pay telephones in 32 states, the District of Columbia and Puerto Rico (the "Business");

          WHEREAS, Empire is engaged in the business of owning, installing, operating and servicing public pay telephones;

          WHEREAS, Seller, subject to obtaining shareholder approval and/or all other required approvals, desires to sell, and Buyer desires to buy, substantially all of Seller’s assets used or useful in the operation of the Business, as more particularly hereinafter described and defined, for cash and other consideration subject to the terms and conditions set forth herein; and

           WHEREAS, ETS, in the operation of the Business, has and continues to incur financial losses;

          WHEREAS, as a consequence, the Board of Directors of ETS has determined that it is in the best interests of ETS to enter into this Agreement and to engage Empire to provide management services and assume operating responsibility for the Business and assume liability for, and fund all operational losses of such Business pending the closing hereunder; and

          WHEREAS, contemporaneously with entering into this Agreement, ETS and Empire are entering into a management services agreement (the "Management Agreement") pursuant to which, among other things, Empire has agreed to provide certain management services with respect to the Business pending shareholder and/or other required approval and the satisfaction of all other conditions of Closing under this Agreement.

          NOW, THEREFORE, the parties hereto hereby agree to the above recitations and as follows:

Section 1
Index of Definitions

          The definitions of the following terms used in this Agreement can be found in the following Sections:

Defined Terms
Agreement
ANIs
Approvals
Assigned Contracts
Assumed Commissions
Assumed Liabilities
Authorities
Authorizations
Bill of Sale
Breakup Fee
Business
Buyer
CLEC
Closing
Closing Date
Coin Amount
Commencement Date
Commissions
Competing Proposal
Confidentiality Agreement
Cure Costs
Customer Data
Defective Phone
Dial Around Service Providers
Empire
Equipment
Escrow Agreement
Escrow Agent
ETS
Excluded Assets
Excluded Liabilities
Expenses
Hit List
ILEC
Indemnifying Party
Indemnified Party
Initial Payment
Installment Payment
Legal Authority
Lien
Management Agreement
Material Contracts
Miscellaneous Equipment
NOI
Non-Reporting Phone
Phone Equipment
Plan of Reorganization
Preexisting Commissions
Purchase Price
Purchase Price Adjustment
Purchase Price Escrow Account
Recipient Party
Reorganization Case
Rules
Sale Assets
SEC
Security Codes
Seller
Service Agreements
Shareholder Approval
Shortfall Advances
Superior Proposal
Termination
Termination Date
Termination Notice
Transaction
Unused Sale Assets	Section
Preamble
2.1.9
7.4
2.1.2
2.4
2.4
2.6
2.1.7
10.3(a)
6.4.3
Recitals
Preamble
2.3.2
10.1
10.1
3.1
Preamble
2.4
6.4.1
14.2
2.5
2.1.8
3.1(b)
3.1(c)
Preamble
2.1.4
3.2(b)
3.2(b)
Preamble
2.3
2.5
2.4
3.1(b)
2.3.2
11.3.1
11.3.1
3.1(a)(ii)
3.1(a)(iv)
4.2(c)
5.7
Recitals
5.5
2.1.3
5.3
3.1(b)
2.1.1
Recitals
2.4
3.1(a)
3.2(d)
3.2(b)
3.5
Recitals
5.2(b)
2.1
5.3
2.1.6
Preamble
2.1.5
6.3
2.4
6.4.3
9.1
9.2
3.2(d)
6.4.1
5.6

Section 2
Purchase and Sale of Assets

           2.1      Purchase and Sale. Subject to Section 2.3, Section 2.6 and to all the terms and conditions of this Agreement, in reliance upon the warranties, representations, conditions and covenants herein contained, and for the consideration herein stated, on the Closing Date (as defined below), Seller agrees to sell, convey and transfer to Buyer, and Buyer agrees to purchase, accept and assume from Seller, all of Seller’s right, title and interest in and to substantially all of the assets of, or used in, the Business, free and clear of any and all Liens (as defined hereinafter) of any kind except as otherwise herein provided (collectively, the "Sale Assets"), including but not limited to:

2.1.1 The payphones and related equipment, including all originals and all copies of all keys, installed at the sites listed on Schedule 2.1.1, the content of which will be agreed to by Buyer and Seller prior to the Commencement Date, which Seller represents are all of its payphones (the "Phone Equipment");

2.1.2 Unless terminated pursuant to the Management Agreement, this Agreement or otherwise agreed to between Buyer and Seller in writing, the agreements and site location contracts with various third parties which allowed Seller to install and operate the Phone Equipment at third party sites, the office leases for the office space in Lithia Springs, Georgia; Garner, North Carolina; Dobson, North Carolina; Houston, Texas; San Juan, Puerto Rico; and Richardson, Texas, and any other contracts related to the Business are being assigned to Buyer as part of this transaction, in each case together with all deposits and prepaid amounts thereunder, if any (the "Assigned Contracts"). A list of contracts, other than site location contracts, is attached hereto as Schedule 2.1.2;

2.1.3 Miscellaneous office equipment, furniture, fixtures, general supplies, Seller-owned software, computers, promotional materials, customer lists, tools, and spare parts inventory used in the operation of the Business listed on Schedule 2.1.3 the content of which will be agreed to by Buyer and Seller prior to the Closing (the "Miscellaneous Equipment");

2.1.4 All telephone booths, enclosures, stations, pedestals, apparatus, fixtures, circuit boards, coin banks, locks and any other equipment physically connected to or installed in or with the Phone Equipment or located in the warehouses or storage facilities (the Phone Equipment and such equipment collectively, the "Equipment");

2.1.5 All maintenance, service and warranty agreements, and software agreements (to the extent assignable under applicable law or consented to by a third party), if any, associated with the Equipment or any item of Miscellaneous Equipment listed on Schedule 2.1.5 (collectively, the "Service Agreements");

2.1.6 Security codes for access to all Phone Equipment and any and all other security codes, passwords, identification numbers, combinations and similar items relating to the Sale Assets and the Business (collectively, the "Security Codes"), together with all licenses and rights of use, if any, granted with respect thereto;

2.1.7 To the extent freely transferable without material expenditure by Seller, all registries, applications, permits, franchises, licenses, authorizations and approvals submitted or filed by Seller to or with any governmental or regulatory authority, or issued or granted by any such authority to Seller, in connection with operation of the Equipment and the Business as it relates thereto, (collectively, "Authorizations");

2.1.8 All customer data, books and records associated with the Sale Assets including, without limitation, all associated customer service records, all related computer tapes and/or records and files (written, printed or otherwise), all revenue data and history reports, and all customer service and provisioning history (the "Customer Data");

2.1.9 All of Seller’s interest in and to the pay telephone numbers ("ANIs") listed on Schedule 2.1.9; and

2.1.10 The Seller’s trade names, trademarks or other proprietary and intellectual rights.

           2.2      Delivery of Assets. On the Closing Date, Seller shall deliver the originals (if available, and if not copies) of all Material Contracts (as hereinafter defined) and any other of the Assigned Contracts to the extent available, shall execute and deliver such other transition agreements and Buyer shall take title to the Miscellaneous Equipment and the remaining Sale Assets wherever they may be located. Except with respect to Assigned Contracts as set forth in the previous sentence, Seller shall not be responsible for transporting any of the Sale Assets on the Closing Date.

           2.3      Excluded Assets. The parties expressly understand and agree that the following items (collectively, the "Excluded Assets") are specifically excepted from the Sale Assets being conveyed to Buyer hereunder:

2.3.1 all general intangibles, all proceeds thereof, any claims related thereto, and all accounts receivable and notes receivable generated by or arising out of the Sale Assets before the Commencement Date, including but not limited to all commissions and dial-around compensation earned by and due and owing to Seller in respect of operator service and dial-around calls made or dialed around from the Phone Equipment before the Commencement Date;

2.3.2 all incumbent local exchange carrier ("ILEC"), competitive local exchange carrier ("CLEC") and local telephone company deposits and other prepaid expenses, credits and deferred charges pertaining to the Phone Equipment and the Business including all disputed telephone bills, disputed end user common line charges, new services test refunds or credits, universal service fund refunds or credits and any proceeds arising from or attributable to the Sale Assets or Business prior to the Commencement Date. Seller acknowledges that as of the Commencement Date, no claims or rights giving rise to a cause of action currently exist under the service agreements with Buyer’s affiliates; and

2.3.3 all assets of ETS not related to, or used in, the Business.

           2.4      Assumed Liabilities. Pursuant to the terms of this Agreement and the Management Agreement, Buyer shall assume from Seller and thereafter pay, perform, and/or discharge in accordance with their respective terms: (i) all liabilities arising from, or otherwise relating to, the Sale Assets accruing or arising on or after the Commencement Date; (ii) any and all Expenses assumed by Buyer under (and as defined in the Management Agreement) and any Shortfall Advances (as defined in the Management Agreement) necessary to fund such Expenses; (iii) Seller’s obligations, including without limitation, obligations for commissions due and payable in the ordinary course of business and consistent with Seller’s historical manner under the Assigned Contracts on or after the Commencement Date and (iv) on the Closing Date, any commissions that may exist under any of the Assigned Contracts arising on or prior to the Commencement Date (the "Preexisting Commissions") up to an aggregate but not exceeding $2,400,000, (the "Assumed Commissions") (collectively the "Assumed Liabilities"), provided, however, that prior to the Commencement Date Seller shall remain liable for and pay all Preexisting Commissions in excess of $2,400,000, and indemnify and hold Buyer harmless for same. The Assumed Commissions shall be fixed and determined as of the Commencement Date, but shall be assumed by Buyer as of the Closing Date. Buyer, during the Term of the Management Agreement, may pay, cause to be paid, satisfy or otherwise resolve the Assumed Commissions and to the extent any Assumed Commissions are paid, caused to be paid, satisfied or otherwise resolved, Buyer shall receive a credit towards the Section 3.1(a)(iii) portion of the Purchase Price on the Closing Date. From and after the Closing Date, the Assumed Commissions shall be a liability assumed by Buyer.

           2.5      Excluded Liabilities. Buyer shall not assume, and shall not be responsible for: (i) costs necessary to cure any defaults that may exist under any of the Assigned Contracts arising prior to the Commencement Date with the exception of the Assumed Commissions (the "Cure Costs"); (ii) any obligations under any employment agreements; (iii) any costs incurred by ETS, or costs relating to, obtaining Shareholder Approval of the transaction contemplated hereby; (iv)other liabilities arising from, or otherwise relating to, the Sale Assets arising prior to the Commencement Date, other than as provided in Section 2.4(iv); or (v) any other liabilities that related to the Excluded Assets (such liabilities described in clauses (i) through (v) of this Section, the "Excluded Liabilities). Seller represents that it has not entered into any special discounting or offered promotional terms that may affect the obligations to customers under any of the Assigned Contracts. The parties hereby further acknowledge and agree that except for the obligations arising under the Assigned Contracts or otherwise with respect to the Sale Assets as herein provided after the Closing Date, neither Buyer, nor any affiliate, officer, director, employee, shareholder or agent of Buyer shall assume, or be deemed to assume, any liabilities or obligations of Seller arising out of acts or occurrences prior to the Commencement Date, or otherwise based on any event, facts or circumstances in existence prior to the Management Agreement, sale of the Sale Assets, or in connection with or arising from any activities of Seller. (As provided for in Section 11 of this Agreement, Seller shall indemnify and hold Buyer harmless from and against any liabilities that are not Assumed Liabilities).

           2.6      Authorizations. The parties acknowledge that the Authorizations are transferred only to the extent that they may be transferred without the approval of the permitting authority. Seller shall obtain the approvals license, permits or commitment of any and all required government or regulatory agencies or authorities ("Authorities") to facilitate the transfer of any Authorizations, wherever commercially reasonable and to the extent necessary. Seller shall bear all costs and expenses necessary to obtain the approvals of Authorizations for the transfer of any Authorizations or Phone Equipment. Notwithstanding anything to the contrary, this Agreement shall not constitute an assignment of any contract, agreement, license, permit or commitment where any attempted assignment of the same, without the consent of the other party thereto, would constitute a breach thereof or otherwise be ineffective to complete such assignment.

           2.7      Further Assurances. After the Closing, each party shall from time to time, at the reasonable request of the other, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer title to the Sale Assets being transferred hereunder. Buyer agrees to provide Seller with such access to ETS’s offices and personnel as Seller may require, in order to effectuate any distributions to shareholders of ETS as a result of this Agreement and any related transactions.

Section 3
Purchase Price

           3.1       Purchase Price.

                (a)      Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, covenant, agreements and conditions herein contained, as full consideration for the Sale Assets, Buyer agrees to pay to Seller, subject to adjustments set forth herein, as follows:

(i)	$250,000 in immediately available funds by wire transfer confirmed at the Commencement Date (the "Initial Payment");

(ii)	an amount equal to eighty percent (80%) of the coin in the Phone Equipment as reported by the Hit List (defined below) to be run on or about 12:00 a.m. on the night immediately preceding the Commencement Date and to pay subsequent amounts attributable to Non-Reporting Phones (as hereinafter defined) (the "Coin Amount") in 14 equal monthly installments on the first day of each month commencing December 1, 2005 with the last and final payment due on December 31, 2006;

(iii)	the Assumed Commissions; and

(iv)	$1,850,000 (without interest) in equal installments, of $132,143 payable on or before the first day of each month and commencing 30 days after the Commencement Date with the unpaid balance due and payable in full on the earlier of the Closing Date or December 31, 2006 (the "Installment Payments").

(The Initial Payment, the Assumed Commissions and the Installment Payments together shall be referred to as the "Purchase Price").

                (b)      In conjunction with the Commencement Date, Seller shall perform a computerized polling of its payphones listed on Schedules 2.1.1 on or about 12:00 a.m. on the night immediately preceding the Commencement Date and shall produce a computerized report reflecting Seller's functioning and non-functioning Phone Equipment and the amount of coin in the payphones, herein called a "Hit List." The Seller will provide a copy of the Hit List to Buyer at the Commencement Date. The result of the Hit List shall be binding, absent manifest error, for the purpose of determining the amount of coin in the payphones. Any payphone that does not report as a properly functioning payphone on the Hit List shall be deemed a "Non-Reporting Phone." Within thirty (30) days of the Commencement Date, representatives of Seller and Buyer shall visit each Non-Reporting Phone site so that the payphone may be polled, or to collect the coin in the payphone. For each Non-Reporting Phone that is found, the representatives shall collect the payphone and report the amount of coin in the payphone and turn such amount over to Seller within one hundred twenty (120) days after the Commencement Date, along with a new Hit List reflecting those payphones, to the extent such revised Hit List is feasible. If a Non-Reporting Phone remains non-functioning or otherwise unverified for thirty (30) days after the Commencement Date (a "Defective Phone") Buyer shall be entitled to decrease the last Installment Payment paid at the Closing Date by $350 per each Defective Phone if the number of functioning phones on the thirtieth (30th) day after the Commencement Date is below 12,400 as a result of no action of Buyer.

                (c)      The amounts due to Seller from providers of dial-around telecommunications services to Seller (the "Dial Around Service Providers") in the quarter in which the Commencement Date occurs shall be prorated by the number of days elapsed in such quarter prior to the Commencement Date. It shall be the obligation of Buyer to make submissions for the calendar quarter in which the Commencement Date occurs. Buyer shall promptly remit to Seller (i) receipts from Dial Around Service Providers on account of the balance of the calendar quarter ending after the Commencement Date and (ii) copies of any and all data delivered to Buyer from the Dial Around Service Providers, including, but not limited to, any computer discs and printed copies of reports from Dial Around Service Providers. Under no circumstances will more than seven days elapse following receipt of payment reports from Dial Around Service Providers before the relevant funds are forwarded to Seller. Buyer shall provide Seller with copies of all submissions for payment to Dial Around Service Providers for the quarter in which the Commencement Date takes place. It shall be the obligation of Buyer to make submissions for all calendar quarters after the quarter in which the Commencement Date takes place. Buyer shall promptly remit to Seller (i) receipts from Dial Around Service Providers for periods prior to Commencement Date (including pro-rated amounts for the quarter in which the Commencement Date took place) and (ii) copies of any and all data returned to Buyer from the Dial Around Service Providers, including, but not limited to, any computer discs and printed copies of reports from Dial Around Service Providers that relate to any period prior to the Commencement Date.

                (d)      Seller and Buyer agree that Seller shall retain the right to any and all revenue generated by the Sale Assets up to and including the Commencement Date and shall be responsible for and shall pay any and all expenses related to the operation of the Phone Equipment up to and including the Commencement Date except for the Assumed Commissions. Buyer shall have no interest whatsoever in such revenue prior to the Commencement Date. Seller and Buyer agree that Buyer shall retain the right to any and all revenue generated by the Phone Equipment after the Commencement Date and shall be responsible for and shall pay any and all expenses related to the operation of the Phone Equipment and the Business after the Commencement Date. The Seller shall have no interest whatsoever in such revenue after the Commencement Date. Seller and Buyer agree to program the Phone Equipment on the evening of the Commencement Date to cause the Phone Equipment to utilize a provider of Buyer's choice for long distance and operator services. Notwithstanding the foregoing, in the event the Phone Equipment is not programmed in accordance with the foregoing sentence and as a result Seller receives any revenue or incurs any expense attributable to the Phone Equipment for a date following the Commencement Date, Seller shall forward such revenue to Buyer within ten (10) business days following receipt of said revenue and Buyer shall reimburse Seller for any such expense within ten (10) business days following receipt of reasonable evidence to support the incurrence of such expense.

           3.2      Payment Procedure.

                (a)      The Seller shall provide Buyer with wiring instructions in writing at least two (2) days prior to the Commencement Date. Buyer shall wire the Initial Payment to Seller for confirmed receipt on or before 4:00 p.m. on the Commencement Date. Thereafter, Buyer shall wire the next two Installment Payments and all payments of Coin Amount to Seller for confirmed receipt on or before 4 p.m. on the first business day of every month after the Commencement Date. Buyer shall wire each of the third and all remaining Installment Payments for Seller to the Purchase Price Escrow Account for confirmed receipt on or before 4 p.m. on the first business day of each month with the remaining unpaid portion of the Purchase Price being wired on or before 4 p.m. on the earlier of the Closing Date or December 31, 2006.

                (b)      There shall be established a separate interest bearing escrow maintained by Buyer's counsel (the "Escrow Agent") pursuant to the terms of the Escrow Agreement attached hereto as Schedule 3.2(b) (the "Purchase Price Escrow Account") in which all payments from Buyer, except for the Initial Payment and first two Installment Payments, shall be deposited. From the Commencement Date through January 31, 2006, Seller shall be entitled to use the funds from time to time if Seller is without sufficient funds to pay corporate overhead items or fund expenses required to consummate this transaction. From February 1, 2006 through the Closing Date, Buyer shall deposit the Installment Payments in the Purchase Price Escrow Account and Seller shall be entitled to use fifty percent (50%) of the funds in the Purchase Price Escrow Account on a monthly basis; provided, however, that Seller shall be entitled to use funds in excess of the fifty percent (50%) in the Purchase Price Escrow Account with Buyer's prior written consent, which shall not be unreasonably withheld. All requests for use of funds, after February 1, 2006, in the Purchase Price Escrow Account shall be made in writing to the Buyer and the Escrow Agent. Unless Buyer objects to any such use the funds within five (5) days of receipt of such notice, the escrow Agent shall distribute the amount of such request to Seller. If Buyer timely objects, the funds shall not be distributed unless agreed to by Buyer and Seller in writing, or otherwise consistent with the terms and conditions of the Escrow Agreement. In the event of a Termination (i) any funds remaining in the Purchase Price Escrow Account shall be returned to Buyer within five (5) days of the Termination of this Agreement; and (ii) the amount of the Initial Payment, Installment Payments, Shortfall Advances and Assumed Commissions paid, incurred, settled, otherwise resolved by Buyer or for which Buyer is and/or remains liable shall be immediately due and payable from Seller to Buyer.

                (c)      If after the Commencement Date but prior to the Closing Date Buyer must pay an Excluded Liability on behalf of Seller because it is material or would otherwise disrupt the operations of the Business, Buyer must first promptly notify Seller of the amount owed in writing and provide a copy of the invoice, statement and other proof that the amount owed is an Excluded Liability prior to the due date thereof. If, within ten (10) business days of receipt of notice from Buyer (the "Consideration Period"), Seller does not respond, pay, resolve or contest in good faith with the third party to whom the Excluded Liability is owed, Buyer may pay the Excluded Liability and deduct the amount paid from the next Installment Payment. The Seller shall provide promptly to Buyer copies of any correspondence with or payments with any third party. Notwithstanding the preceding, if Buyer, in good faith, believes that exigent circumstances exist and the failure to pay the Excluded Liability could result in a disruption of, or other material impact on, operation of the Business, buyer shall be permitted in such circumstances to pay such Excluded Liability upon one (1) business day notice to Seller. If the notice provisions provided for herein are not complied with, Buyer shall not be entitled to deduct the paid Excluded Liability from any Installment Payment absent consent of Seller, which shall not be unreasonably withheld.

                (d)      If, on or before December 31, 2006, a party to one of the Material Contracts (as hereinafter defined) on Schedule 5.5 sends a notice to terminate the Material Contract or otherwise exercises its rights, or purports to terminate the relationship (the "Termination Notice"), then Buyer shall be entitled to a purchase price adjustment (the "Purchase Price Adjustment") in the amount reflected on Schedule 5.5. If Buyer's right to a Purchase Price Adjustment arises prior to the tenth (10th) Installment Payment, Buyer shall be entitled to deduct the Purchase Price Adjustment in equal portions from the tenth (10th) through the fourteenth (14th) and final Installment Payments. If Buyer's right to a Purchase Price Adjustment arises after the tenth (10th) Installment Payment, Buyer shall be entitled to deduct the Purchase Price Adjustment in equal portions from each of the remaining Installment Payments.

           3.3      Buyer Security Interest. In the event the Closing does not occur, in consideration for Seller’s obligation to repay Buyer and in order to secure repayment of the Initial Payment and any Installment Payments the Shortfall Advances and Assumed Commissions actually paid, incurred, settled or otherwise resolved by Buyer, Seller hereby grants to Buyer a first priority security interest in the Sale Assets in accordance with the terms and conditions of the security Agreement to be executed contemporaneously herewith in the form attached hereto as Schedule 3.3. Buyer shall have the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of New York upon the execution of this Agreement. The Seller will sign, or Buyer may sign on behalf of Seller, U.C.C. financing statements with respect to the Sale Assets.

           3.4      Prorations. Expenses and receipts, including but not limited to, any taxes owing with regard to the Sale Assets, and all other similar items of expense or receipt related to the Sale Assets shall be prorated between Seller and Buyer as of the Commencement Date.

           3.5      Pay-over Obligation and Resolution. Except as otherwise expressly provided herein, if either Buyer or Seller receives or otherwise holds funds that the other (the "Recipient Party") is so entitled to, Buyer or Seller, as the case may be, shall hold the funds in trust for the Recipient Party. Commencing upon the Commencement Date and continuing thereafter for one year, on the last day of each month, Seller shall report to Buyer, and Buyer shall report to Seller, the amounts of such payments held by the responsible party and such amounts shall be paid to the Recipient Party as soon as reasonably practicable, but not less frequently than monthly. After such one-year period, Seller shall co-operate with Buyer and Buyer shall co-operate with Seller to allocate and promptly remit to the Recipient Party any accounts receivable collected by the responsible party and shall continue to hold such payments in trust for the Recipient Party and promptly remit such payments so held periodically as received.

Section 4
Representations and Warranties of the Buyer

          Buyer represents and warrants to Seller as follows:

           4.1      Authorization and Enforceability. Buyer is a corporation duly organized and validly existing under the laws of the State of New York, is legally qualified to do business, and has all requisite corporate power and authority (corporate or otherwise) to own, lease and operate its properties and to carry on its business as now conducted. Buyer has taken all action necessary to authorize its execution, delivery and performance of this Agreement and all other agreements and instruments reasonably necessary to complete the transactions contemplated by this Agreement and has full power and authority to enter into this Agreement and such other agreements and instruments and carry out the terms hereof and thereof. Buyer has duly executed and delivered this Agreement and this Agreement is the valid and binding obligation of Buyer enforceable in accordance with its terms, subject to applicable bankruptcy or similar laws or equitable principals affecting creditor’s rights generally.

           4.2      Compliance. The execution, delivery and performance of this Agreement by Buyer, the compliance by Buyer with the provisions of this Agreement and the consummation of the transactions contemplated by this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

           (a)      the certificate of incorporation or by-laws of Buyer and shall have been approved in accordance with the same;

           (b)      to the best of Buyer's knowledge, any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party; or

           (c)      any material statute or any order, rule or regulation or any decision of any federal, state, local or foreign court or regulatory authority or administrative or arbitrative body, agency or tribunal, or any other governmental body whatsoever ("Legal Authority") applicable to Buyer.

           4.3      Consents. Buyer has obtained, or shall have obtained prior to the Closing, all material consents, authorizations or approvals of any third parties and limited partners required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement, subject to Seller obtaining all required Authorizations. Buyer has made, or will have made prior to the Closing, all material registrations or filings with any Legal Authority required for the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby if any are required.

           4.4      Brokers. Neither Buyer nor any of its representatives or affiliates have incurred any obligation to pay any fees or commissions to any broker, finder, agent or other intermediary in connection with the negotiation or consummation of the transactions contemplated hereby.

           4.5      Legal Proceedings. There are no claims, actions, suits, inquiries, investigations or proceedings before any Legal Authority pending or, to Buyer’s knowledge, threatened against Buyer relating to the transactions contemplated hereby.

           4.6      Financial Ability. Buyer currently has sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay all obligations under this Agreement as and when due. Buyer represents that it is, and will immediately following the Closing be, solvent and has, and will have immediately following the Closing have, the ability to pay its debts as they become due.

Section 5
Representations and Warranties of the Seller

          The Seller represents and warrants to Buyer as follows:

           5.1      Authorization and Enforcement. The Seller is a corporation, duly organized and validly existing under the laws of the State of Delaware, is legally qualified to do business, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now conducted. Seller has taken all action necessary to authorize its execution, delivery and performance of this Agreement and all other agreements and instruments reasonably necessary to complete the transactions contemplated by this Agreement and has full power and authority to enter into this Agreement and such other agreements and instruments and carry out the terms hereof and thereof. Seller has duly executed and delivered this Agreement, and this Agreement is the valid and binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy or similar laws or equitable principles affecting the rights of creditors generally.

           5.2      No Violations; Permits and Compliance with Applicable Law.

                (a)      Subject to receipt of the Shareholder Approval, neither the execution, delivery and performance of this Agreement or any of the other agreements and instruments reasonably necessary to complete the transactions contemplated by this Agreement, nor compliance by Seller with any of the provisions hereof shall (i) conflict with or result in any breach or default of any provision of the certificate of incorporation or by-laws of Seller; (ii) violate any provision of Seller's Plan of Reorganization; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other material instrument or material obligation to which Seller or any of the Sale Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained before the Closing or the obtaining of which has been expressly waived in writing by Seller; or (iv) violate any Legal Authority applicable to Seller or any of the Sale Assets, in each case except for such conflicts, breaches, defaults or violations which do not have a material adverse affect on the Sale Assets or on Seller's obligation hereunder. All Authorizations issued or held in respect of the Sale Assets or the Business are valid, and there are no violations thereof, in each case except for such violations which do not have a material adverse affect on the Sale Assets or on Seller's obligation hereunder. Seller possesses all Authorizations necessary for operation of the Phone Equipment and conduct of the Business as currently conducted, and all such Authorizations are in full force and effect and freely transferable. All material rules, regulations, orders, laws, and ordinances applicable to the Sale Assets and the Business have been complied with, and Seller has not received any written notice alleging any noncompliance therewith.

                (b)      To the extent the Phone Equipment is subject to rules, regulations, ordinances or laws governing or otherwise affecting public pay telephones, including but not limited to municipal or local ordinances relating to permits and other requirements for public pay telephones, Seller is in full compliance with all such rules, regulations, ordinances and laws (the "Rules"). Seller has (i) obtained all licenses, permits, authorizations and approvals required by the Rules; (ii) paid all license, occupancy and other fees due and owing thereon current to the Commencement Date; (iii) made the necessary filings and paid the requisite fees to effectuate and transfer to Seller all such licenses, permits, authorizations and approvals; and (iv) otherwise complied in all material respects with the terms and provisions of the Rules.

           5.3      Financial Information. Attached hereto as Schedule 5.3 are true, complete and correct copies of the Net Operating Income Report (the "NOI") of Seller, which report accurately and completely sets forth the gross coin revenue collected with respect to the Phone Equipment for the October, 2004 through September, 2005 period. All public filings with the Securities and Exchange Commission ("SEC") taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein. The average monthly site commissions payable on the site contracts did not exceed $31.50 per phone for the time periods beginning January 1, 2005 through August 31, 2005. All other financial information provided by Seller, including but not limited to copies of telephone bills, any and all information regarding coin collections, long distance revenues, ILEC, CLEC and other telephone company charges, operator service provider revenues, parts and supplies expenses and commissions, was true and correct in all material respects to the best of Seller’s knowledge at the time provided to Buyer.

           5.4      Litigation. Except for claim resolution items related to the Reorganization Case and pending litigation related to new services test or rate changes, there are no claims, actions, suits, inquiries, investigations or proceedings pending or, to the best of Seller’s knowledge, threatened against Seller, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Seller (a) that relate to the Sale Assets being conveyed by Seller or the Business; or (b) that seek specifically to prohibit, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement except for those items listed on Schedule 5.4.

           5.5      Defaults. As of the Commencement Date, there is not any existing default, or event of default, or event that with or without due notice or lapse of time or both would constitute a default or event of default, under any Assigned Contract covering more than one hundred (100) phones or Authorizations of Seller, except for such defaults as to which requisite waivers or consents have been obtained before the Commencement Date or the obtaining of which has been expressly waived in writing by Buyer. As of the Commencement Date, at least ninety percent (90%) all of the Assigned Contracts authorize and empower Seller to select, or do not prohibit or impede in any way Seller’s right to select, the operator service provider and interexchange carrier for such phones. As of the Commencement Date, Seller does not have any knowledge that any of the Assigned Contracts covering more than one hundred (100) phones will be terminated or not renewed, or that any of the Phone Equipment will be required to be uninstalled as a result thereof. To the best of Seller’s knowledge as of the Commencement Date all relations with the customers, vendors, suppliers and licensors associated with the Phone Equipment and the relevant governmental or regulatory authorities are in good standing, including the material contracts listed on Schedule 5.5 attached hereto (the "Material Contracts"). Except for the Assumed Commissions, any and all defaults under any Assigned Contracts existing prior to the Commencement Date will be cured by Seller prior to the Commencement Date and Seller shall pay all Cure Costs with respect thereto.

           5.6      Equipment. All Equipment of Seller being conveyed to Buyer hereunder is in good working order, reasonable wear and tear excepted, and is usable in the ordinary course of the Business to the extent being used in the Business on the Commencement Date. The parties acknowledge that certain of the Sale Assets are not being used (or usable) in the Business as currently conducted on the Commencement Date (the "Unused Sale Assets") and agree that Buyer is purchasing the Unused Sale Assets on an "as is" basis and that Seller makes no representations or warranties with respect to the Unused Sale Assets. All Phone Equipment includes a coin bank, a lock and an enclosure for each item of Phone Equipment, and a pedestal for each item of Phone Equipment that is not mounted to the outside of a building or a wall inside a building. As of the Commencement Date, (i) the Phone Equipment shall include at least 12,600 payphones installed and operating at the sites listed on Schedules 2.1.1, or Seller will be able to deliver 12,600 payphones installed and operating at the sites within ten days of Buyer notifying Seller that the Phone Equipment does not include at least 12,600 of such payphones and (ii) at least 60% of the installed and operating payphones included in the Phone Equipment shall have valid site contracts which are assignable and which have a valid remaining initial or renewal term through October 31, 2006.

           5.7       Title to Sale Assets. Seller has, and at the Closing, is transferring good, marketable and indefeasible title to all of the Sale Assets to Buyer, free and clear of any and all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, deeds of trust, equities, charges, claims, imperfections of title or other burdens affecting title to the Sale Assets except for the following: (a) liens arising after the Commencement Date as a result of actions by Buyer or its representatives or affiliates, (b) liens for taxes or assessments or other governmental charges that are not yet due and payable; (c) zoning restrictions or recorded easements affecting the use of any real property or other minor irregularities in title (including leasehold title) affecting any real property, so long as the same do not materially impair the use of such real property as it is presently being used in the operation of the Business; and (d) liens otherwise permitted or granted by the terms hereof ("Liens"). The Bill of Sale and other Seller documents to be executed and delivered to Buyer at and after the Closing will be valid and binding obligations of Seller and will effectively vest in Buyer title to the Sale Assets free and clear of any Liens.

           5.8      Taxes. From and after the effective date of its Plan of Reorganization, Seller has filed or caused to be filed all federal, state and local tax returns that are required to be filed by it in connection with its Business, and has paid or caused to be paid, or has made adequate provisions on its books (i.e., reserves) for amounts sufficient for the payment of, all taxes as shown on such returns or on any assessment received by it and has made all estimated tax payments required to be made by it in order to avoid the imposition of penalties, interest and other additions to tax. No tax liens have been filed against Seller, and Seller has not been notified of or otherwise has knowledge of, any claim being asserted with respect to any such taxes. There is no action, suit, proceeding, investigation or audit pending or threatened against Seller in respect of any tax or assessment, nor is any claim for additional tax or assessment being asserted by any taxing authority whatsoever. All taxes that Seller is required by law to withhold or collect have been duly withheld or collected and, to the extent required, paid over to the proper governmental authorities on a timely basis. As of the Commencement Date, none of the officers, directors or employees of Seller have been notified or otherwise advised that such an audit may occur.

           5.9      Full Disclosure. To the best of Seller’s knowledge, no representation or warranty to Buyer contained in this Agreement or any list, document or other writing furnished to Buyer pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement herein or therein not misleading.

           5.10      No Brokers. Seller has not engaged, consented to or authorized any broker, finder, investment banker or other third party to act on its behalf, either directly or indirectly, as a broker or finder in connection with this Agreement and the transactions contemplated hereby.

Section 6
Pre-Closing Covenants

           6.1      Access to Sale Assets. Prior to the Closing Date and pursuant to the Management Agreement, Seller shall afford to Buyer and its authorized representatives (including counsel, accountants and other representatives) reasonable access to all books, records, personnel and other data reasonably related to the Sale Assets during normal business hours at Seller’s offices. Buyer shall have the full opportunity to make such investigations as it shall reasonably require with respect to the Sale Assets and the transactions contemplated herein.

           6.2      Preservation of Sale Assets.

                (a)      Except as otherwise required by law or expressly permitted by this Agreement, Seller and Buyer agree that they shall not after the date of this Agreement and until the Closing:

(i)	dispose of, or agree to dispose of, any of the Sale Assets other than in the ordinary course of business or lease or license, or agree to lease or license, any of the Sale Assets;

(ii)	cancel, fail to maintain in force or change any policy of insurance relating to the Sale Assets or any policy or bond providing substantially the same coverage unless such cancellation or change is effective only on or after the Closing; and

(iii)	waive, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other agreement or arrangement affecting the Sale Assets.

           Notwithstanding the foregoing, Buyer may sell obsolete Sale Assets with a value not greater than $20,000 in the aggregate prior to the Closing Date and shall obtain the advance written consent of the Chief Executive Officer of Seller, which shall not be unreasonably withheld, to sell obsolete Sale Assets with a value in excess of $20,000 in the aggregate. In addition, Buyer may modify Material Contracts affecting or constituting Sale Assets with the prior written approval of the Chief Executive Officer of Seller, which shall not be unreasonably withheld.

           (b)      Except as otherwise required by law or set forth in this Agreement, Seller and Buyer shall after the date of this Agreement and until the Closing: (i) maintain all of the Sale Assets in good operating condition, reasonable wear and tear excepted; (ii) maintain all Assigned Contracts in full force and effect in the ordinary course of its business; and (iii) operate the Business on a going concern basis and in the ordinary course.

           6.3      Shareholder Meeting. Seller shall, in accordance with applicable law, its certificate of incorporation and by-laws, (a) retain a proxy solicitor within thirty (30) days after the Commencement Date to assist with obtaining Shareholder Approval; (b) submit a draft preliminary proxy statement to the SEC within thirty (30) days after the Commencement Date; and (c) call for a meeting of shareholders for the purpose of voting upon the adoption of this Agreement to be initially scheduled for no later than ninety (90) days from the date after which either the SEC waiting period has expired and no response received, or approval from the SEC of the preliminary proxy statement has been obtained, whichever occurs first. For purposes of this Agreement, "Shareholder Approval" shall mean the (i) affirmative vote of the shareholders of a majority of votes cast by shareholders present and entitled to vote at a meeting duly called therefor for the adoption of this Agreement, provided that the total vote cast represents the required percentage of all votes entitled to be cast thereon under Delaware law or (ii) such other actions which satisfy requirements under Delaware law and other applicable law with respect to shareholder approval of this Agreement. Such obligation shall exist irrespective of the presence of a Superior Proposal (as defined below). Subject to Section 6.4.3, if a quorum is present at a meeting duly called therefor for the adoption of this Agreement, Seller, through its Board of Directors, shall recommend that Seller shareholders vote in favor of the adoption of this Agreement and shall otherwise use commercially reasonable efforts to solicit from its shareholders proxies in favor of such matters and to obtain the Shareholder Approval. In the event approval of this Agreement by the required percentage of shareholders is not obtained or no quorum is obtained, Seller and Buyer shall confer on an appropriate alternative course to obtain approval of this transaction, judicial or otherwise, and Seller shall promptly take such steps as may be required to obtain such approval.

           6.4      No Shopping; Competing Proposal.

6.4.1 Between the Commencement Date and the Closing Date, Seller shall not, directly or indirectly, through any director, officer, employee, advisor, agent or otherwise, except in connection with the acquisition contemplated hereby, (i) solicit, initiate or encourage the submission of proposals or offers from any person relating to any merger, acquisition or purchase of all or any portion of the Sale Assets or the Business, or any equity interest in, Seller or any business combination involving Seller (a "Transaction") and (ii) except in the ordinary course of business and with the prior written consent of Buyer, or as otherwise required by law, disclose, directly or indirectly, to any person any information concerning Seller’s business and books or records of Seller; provided that nothing contained in this Section 6.4.1 shall prevent Seller from furnishing to or entering into discussions or negotiations with, or affording access to or information regarding the properties, books or records of Seller to, any person in connection with an unsolicited bona fide Competing Proposal received from such person so long as prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, (i) the Board determines in its good faith judgment with the advice of its professional advisors that it is necessary to do so to comply with its fiduciary duties under applicable law and (ii) Seller receives from such person an executed confidentiality agreement with terms no less favorable to Seller than those contained in the Confidentiality Agreement (as hereinafter defined). For purposes of this Agreement, "Competing Proposal" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition of substantially all of the assets of Seller, (ii) direct or indirect purchase of substantially all of any class of equity securities of Seller, (iii) tender offer that, if consummated would result in a person beneficially owning substanitally all of any class of equity securities of Seller, or (iv) merger, consolidation, business combination, recapitalization liquidation, dissolution or similar transaction involving Seller, other than the transactions contemplated by this Agreement. Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties other than Buyer conducted heretofore with respect to any Transaction.

6.4.2 Notwithstanding the provisions of Section 6.4.1, nothing contained in this Agreement shall prevent Seller or its Board of Directors from complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended.

6.4.3 If, after the date hereof, (i) Seller receives a written bona fide, fully financed Competing Proposal with no material contingencies except for a right to terminate in the event of a material adverse change in the Business, together with evidence that the offeror has sufficient cash or an unconditional financing commitment to effectuate a Transaction, on higher and better terms than contemplated by this Agreement (a "Superior Proposal") and Buyer within fifteen (15) business days after receipt of a copy of such Superior Proposal does not offer to revise the terms of this Agreement to provide terms more favorable (from the point of view of a reasonable company in the same position as Seller) and (ii) Seller determines, with the advice of its professional advisors, that its failure to recommend such Superior Proposal would constitute a breach of fiduciary duty, then Seller may withdraw the recommendation provided for in the last sentence of Section 6.3 without any effect on Seller’s obligation as set forth in the first sentence of Section 6.3 hereof. In the event Seller enters into an agreement relating to such Superior Proposal and terminates its obligations under this Agreement pursuant to Section 9.1(d), Buyer shall be entitled to immediate payment of a breakup fee of $300,000 (the "Breakup Fee"). Notwithstanding anything to the contrary, Seller should not be permitted to accept a Superior Proposal unless Seller has sufficient cash resources to immediately satisfy its payment obligations to Buyer under Section 3.2 of this Agreement and payment of the Breakup Fee.

Section 7
Conditions to Obligations of the Buyer

          The obligations of Buyer under Sections 2 and 3 of this Agreement are subject to satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by Buyer:

           7.1      Representations, Warranties and Covenants. All representations and warranties of Seller made in this Agreement and the documents and instruments executed or to be executed in connection herewith shall in all material respects be true and correct on and as of the Commencement Date and Closing Date with the same force and effect as if made as of that date, except to the extent expressly made as of a specified date, in which case they shall be true and correct in all material respects as of such date. All of the terms, covenants, conditions and agreements set forth in this Agreement to be complied with and performed by Seller at or prior to the Closing shall in all material respects have been complied with or performed thereby.

           7.2      No Governmental Proceeding or Litigation. On the Closing Date no suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

           7.3      No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any material conditions on the consummation of the transaction contemplated hereby which Buyer deems unacceptable in its sole discretion.

           7.4      Approvals. Seller shall have made and obtained all notices to, filings with, and authorizations, consents and approvals of shareholders, governments and government agencies in order to effect the transfer of the Sale Assets (the "Approvals") that Buyer or Seller may be required to give, make, or obtain in order to effect the transfer to Buyer of the Sale Assets, including, without limitation, the Authorizations, as contemplated by this Agreement.

           7.5      Shareholder Approval. The Shareholder Approval shall have been obtained.

Section 8
Conditions to Obligations of the Seller

          The obligations of Seller under Section 2 of this Agreement are subject to satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by Seller:

           8.1      Representations, Warranties and Covenants. All representations and warranties of Buyer made in this Agreement and the documents and instruments executed in connection therewith shall in all material respects be true and correct on and as of the Commencement Date and Closing Date with the same force and effect as if made on and as of that date. All of the terms, covenants, conditions and agreements to be complied with and performed by Buyer on or prior to the Closing shall in all material respects have been complied with or performed thereby.

           8.2      No Governmental Proceeding or Litigation. On the Closing Date no suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

           8.3      No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transaction contemplated hereby which Buyer deems unacceptable in its sole discretion.

           8.4      Shareholder Approval. The Shareholder Approval shall have been obtained.

Section 9
Termination

           9.1      Right of Parties to Terminate. This Agreement may be terminated at any time prior to the Closing (the "Termination"):

9.1.1 by mutual written consent of Buyer and Seller;

9.1.2 by either Buyer or Seller:

                (a)      if the Closing shall not have been consummated by November 1, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1.2 shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such time;

                (b)      if the Shareholder Approval shall not have been obtained by November 1, 2007;

                (c)      if any injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transaction contemplated hereby which either party deems unacceptable in its sole discretion, becomes final and non-appealable;

                (d)      if Seller shall have entered into an agreement relating to a Superior Proposal if otherwise permitted by the terms of this Agreement; or

                (e)      if the Management Agreement is terminated in accordance with its terms.

9.1.3 by Buyer, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure would give rise to the failure of a condition set forth in Section 7.

9.1.4 by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure would give rise to the failure of a condition set forth in Section 8.

           9.2      Effect of Termination. If this Agreement terminates pursuant to Section 9.1, such party shall promptly give thirty (30) days prior written notice thereof (unless otherwise expressly provided herein) to the other party to this Agreement. Except as otherwise provided in Section 11, such Termination shall release the other party, its officers, directors and employees from any further liabilities and obligations with respect to this Agreement. Upon Termination, any portion of the Purchase Price and Shortfall Advance paid, satisfied or otherwise resolved by Buyer shall be reimbursed to Buyer from Seller within five (5) business days. In the event of a Termination, Seller shall provide the Escrow Agent with instructions to release funds in the Purchase price Escrow Account to Buyer together with any interest earned thereon. The "Termination Date" shall be the first business day after the notice period, if any, shall have expired and if no advance notice is required, the date of the notice of Termination.

Section 10
Closing

           10.1      Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Garfunkel, Wild & Travis, P.C., 111 Great Neck Road, Great Neck, New York 11021, unless any other location is agreed to in writing by the parties, on the first business day after the fulfillment or waiver of the last of the conditions precedent to this Agreement as stated in Sections 7 and 8, and on or before November 1, 2005 or such other date as may be mutually agreed to between the parties. The date scheduled for the Closing pursuant to this Section 10.1 shall be referred to as the "Closing Date".

           10.2      Purchase Price Deposit. The Buyer shall receive a credit toward the Purchase Price at Closing for the Initial Payment, the Assumed Commissions, and any Installment Payments paid by Buyer whether used by Seller or remaining in the Purchase Price Escrow Account. At Closing, Seller shall be entitled to any remaining funds in the Purchase Price Escrow Account, together with interest earned thereon, and Buyer shall execute whatever instructions required for such release of funds.

           10.3      Obligations of the Seller at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents and take the other actions identified below:

                (a)      bills of sale, conveying to Buyer: (i) all of the Phone Equipment; (ii) executed copies of any transition agreements as provided for in Section 2.2; and (iii) the Miscellaneous Equipment and any other Equipment and Sale Assets (the "Bill of Sale"). The Bill of Sale shall be executed by Buyer on the Commencement Date and shall be deposited with Buyer's counsel. Buyer's counsel shall only release the Bill of Sale to buyer at Closing, and, in the event Closing does not occur for any reason, shall deliver the Bill of Sale to Seller.

                (b)      a certified copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of the Agreement and all documents, instruments and transactions contemplated herein;

                (c)      duly executed instruments of Assignment relating to the Assigned Contracts;

                (d)      closing certificates pursuant to which Seller represents and warrants to Buyer that its representations and warranties to Buyer are true and correct in all material respects as of the Closing Date as if then originally made and that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived by Buyer in writing, have been so performed in all material respects;

                (e)       closing certificates pursuant to which Seller represents and warrants to Buyer that its representations and warranties to Buyer are true and correct in all material respects as of the Closing Date as if then originally made and that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived by Buyer in writing, have been so performed in all material respects; copies of the Assigned Contracts and evidence, that all required Cure Costs, if any, have been paid as of the Commencement Date;

                (f)      all other documents and instruments as may be reasonably necessary and required to consummate the transactions contemplated by this Agreement approving and authorizing this Agreement and the transactions contemplated thereby, including, but not limited to assignment certificates as requested on a case by case basis; and

                (g)      such other documents as Buyer may reasonably request.

           10.4       Obligations of Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered the following documents, and take the other actions identified below:

                (a)      payment of the Purchase Price in accordance with Section 3.2(b);

                (b)      a certified copy of resolutions of Buyer's board of directors or governing body authorizing the execution, delivery and performance of this Agreement and all agreements contemplated hereby;

                (c)      a closing certificate pursuant to which Buyer represents and warrants to Seller that Buyer's representations and warranties to Seller are true and correct in all material respects as of the Closing Date as if then originally made, and that all covenants required by the terms hereof to be performed by Buyer on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed in all material respects;

                (d)      instructions to the Escrow Agent to release any remaining funds in the Purchase Price Escrow Account to Seller;

                (e)      a duly executed instrument of assumption of the Assigned Contracts and all other documents and instruments as may be reasonably necessary and required to consummate the transactions contemplated by this Agreement; and

                (f)      such other documents as Seller may reasonably request.

          The parties hereto agree that a facsimile transmittal of their signature, confirmed verbally by telephone by their counsel, shall be binding upon them as a delivery of the relevant executed document for the Closing, and that documents may be validly executed through counterpart originals. However, Seller may demand confirmation of receipt of the Purchase Price by Seller’s financial institution prior to the delivery of any documents.

Section 11
Indemnification

           11.1      Indemnity by Seller. Subject to the terms and conditions of this Agreement and the limitations contained in this Section 11, from and after the Commencement Date Seller shall indemnify and hold harmless Buyer and its affiliates from and against any damages, including reasonable attorneys fees and expenses as a result of (i) any breach of a representation or warranty made by Seller in this Agreement; (ii) the breach of any covenant, agreement or undertaking by Seller contained in this Agreement; (iii) any liability or obligation of Seller not specifically assumed by Buyer pursuant to this Agreement; and (iv) any liability resulting from claims of Buyer’s shareholders against Buyer or its affiliates.

           11.2      Indemnity by Buyer. Subject to the terms and conditions of this Agreement and the limitations contained in this Section 11, from and after the Commencement Date Buyer shall indemnify and hold harmless Seller from and against any damages, including reasonable attorneys fees and expenses as a result of (i) any breach of a representation or warranty made by Buyer in this Agreement; (ii) the breach of any covenant, agreement or undertaking by Buyer contained in this Agreement; (iii) any liability or obligation of Seller that is being specifically assumed by Buyer pursuant to this Agreement.

           11.3      Third Party Claims. (a) Except as otherwise provided herein, the procedures set forth in the following paragraphs of this Section 11.3 shall apply to indemnification of claims arising from the assertion of liability by persons or entities not parties to this Agreement.

11.3.1 The party seeking indemnification (the "Indemnified Party") shall, as promptly as reasonably practicable, give written notice to the party from which indemnification is sought (the "Indemnifying Party") of any assertion of liability by a third party that might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in this Agreement or in any document executed and delivered in connection herewith, stating the nature and basis of the assertion and the amount thereof to the extent known. Failure on the part of the Indemnified Party to give prompt notice to the Indemnifying Party shall not limit or otherwise affect such Indemnified Party’s right to indemnification hereunder so long as the Indemnifying Party is not materially adversely affected.

11.3.2 In the event that any legal action is brought against an Indemnified Party with respect to which the Indemnifying Party may have liability under an indemnity agreement contained in this Agreement or in any document executed and delivered in connection herewith, the Indemnifying Party shall have the right, at its sole cost and expense, to defend the Indemnified Party against such legal action (and any appeal and review thereof), with counsel reasonably acceptable to the Indemnified Party. In any such legal action, the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the Indemnifying Party shall keep the Indemnified Party fully informed as to such proceeding at all stages thereof, whether or not the Indemnified Party is represented by its own counsel.

11.3.3 Until the Indemnifying Party shall have assumed the defense of such legal action, or if the Indemnified and Indemnifying Parties are both named parties in such legal action and the Indemnified Party shall have reasonably concluded that there may be defenses available to it that are different from or in addition to the defenses available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such legal action but shall remain responsible for its obligation as an indemnitor), all reasonable legal and other reasonable expenses incurred by the Indemnified Party as a result of such legal action, shall be borne solely by the Indemnifying Party. In such event the Indemnifying Party shall make available to the Indemnified Party and its attorneys and accountants, for review and copying, all of its books and records relating to such legal action and the parties agree to render to each other such assistance as may reasonably be requested in order to facilitate the proper and adequate defense of any such legal action.

11.3.4 Neither the Indemnifying Party nor the Indemnified Party shall make any settlement of any claim without the written consent of the other, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunction or other equitable relief against the Indemnified Party or its assets, employees or business.

           11.4      Limitation on Indemnification. Notwithstanding anything to the contrary contained herein, no indemnification shall be available for either Indemnified Party for damages under this Section 11 until the aggregate amount of such damages exceeds $10,000 respectively, and then to the full extent of such damages; provided in no event shall each Indemnified Party’s indemnification obligation under this Section 11 exceed the Purchase Price with the exception of an indemnification obligation arising under Section 11.1(iii) and (iv), to which no such limitation shall apply.

Section 12
Release

           12.1      Mutual Release. With the exception of the parties’ respective obligations relating to the purchase by Buyer of Seller’s northeast operations and Seller’s liability to Buyer’s affiliate for invoices under certain service agreements, Buyer and Seller hereby voluntarily, knowingly and irrevocably release and forever discharge the other and any subsidiaries, divisions, and affiliate from all existing actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether or not known, which they have, had, or may have had, against the other from the beginning of time up to but not including the Commencement Date.

Section 13
Survival

           13.1      Survival. All representations, warranties, covenants and agreements made in this Agreement or in any exhibit, schedule, certificate, document, instrument or other agreement delivered in accordance with this Agreement shall survive the execution and delivery of this Agreement until the second anniversary of the Closing Date. Notwithstanding anything contained herein to the contrary, the obligations of Empire to pay the Coin Amount pursuant to Section 3.1(a)(ii) shall survive until satisfied.

Section 14
Other Provisions

           14.1      Further Assurances. After the Closing, each of the parties will take such actions and execute and deliver to the other party such further documents, instruments of assignment, conveyances and transfers as, in the reasonable opinion of counsel to the requesting party, may be necessary (a) to ensure, complete and evidence the full and effective transfer of the Sale Assets to Buyer; and; (b) to fully and completely consummate the transactions and agreements contemplated by this Agreement.

           14.2      Entire Agreement. This Agreement and the schedules and exhibits referred to herein, the Management Agreement and the confidentiality agreement entered into between Buyer and Seller on August 1, 2005 (the "Confidentiality Agreement") constitute the entire agreement and understanding of the parties and supersede any and all prior agreements and understandings relating to the Sale Assets and other matters provided for herein.

           14.3      Amendment, Waiver. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

           14.4      Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of New York without regard to its laws or regulations relating to conflicts of law.

           14.5       Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement (a) shall be in writing; (b) shall be delivered personally, including by means of facsimile, overnight express delivery, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and (d) shall be delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct in writing in accordance with this section (telephone numbers are provided to assist in coordination, but telephone conversations do not constitute notice):

(i) If to Buyer:	Empire Payphones, Inc. 44 Wall Street, 6th Floor New York, NY 10005 Attn: Andoni Economou Facsimile: (212) 635-5074

with copies to:	Burton Weston, Esq. Garfunkel, Wild & Travis, P.C. 111 Great Neck Road Great Neck, NY 11021 Facsimile: (516) 466-5964

(ii) If to Seller:	Guy A. Longobardo, CEO ETS Payphones, Inc. 1490 Westfork Drive Suite G Lithia Springs, GA 30122 Facsimile: (914) 202-7239

with copies to:	Shannon Lowry Nagle, Esq. Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Facsimile: (212) 806-9039

           14.6      Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

           14.7      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           14.8      Extension; Waiver. At any time after the Closing, either party to this Agreement that is entitled to the benefits hereof may, but shall not be required to (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any misrepresentation (including an omission) or breach of a representation or warranty of the other party hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or (c) waive compliance of the other party hereto with respect to any of the terms, conditions or provisions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party giving the extension or waiver.

           14.9      Severability. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

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           14.10      Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns. Buyer may assign its rights and obligations hereunder to an affiliate without prior written consent of Seller, provided that Buyer shall remain liable for all of its obligations hereunder. Otherwise, neither party shall be permitted to assign its rights and obligations hereunder. Nothing contained herein is intended to provide nor shall be construed as providing any rights to any third parties or any third party beneficiaries.

          IN WITNESS WHEREOF, the parties have executed this Asset Sale Agreement as of the day and year first written above.

BUYER: Empire Payphones, Inc. By: /s/ Andoni Economou Andoni Economou Executive Vice President SELLER: ETS PAYPHONES, INC. By: /s/ Guy A. Longobardo Guy A. Longobardo Chief Executive Officer